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                                                                 EXHIBIT 23.3

                   CONSENT OF INDEPENDENT PETROLEUM ENGINEERS


                 As independent petroleum engineers, Williamson Petroleum Consultants, Inc. (Williamson) whereby consents to the incorporation by reference in this Registration Statement on Form S-4 of Chesapeake Energy Corporation (the Company) of all references to our report entitled "Evaluation of Oil and Gas Reserves to the Interests of Chesapeake Energy Corporation in Certain Properties, Effective June 30, 1996, for Disclosure to the Securities and Exchange Commission, Williamson Project 6.8400" dated September 12, 1996 and our firm included in or made part of the Company annual report on Form 10-K for the year ended June 30, 1996 to be filed with the Securities and Exchange Commission on or about April 4, 1997.


                                          WILLIAMSON PETROLEUM CONSULTANTS, INC.


Houston, Texas
April 4, 1997